Exhibit U

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ETABLISSEMENTS MAUREL & PROM

A PUBLIC LIMITED COMPANY (SOCIÉTÉ ANONYME) WITH SHARE CAPITAL OF €93,602,812.38

COMPANY FINANCIAL STATEMENTS

AT

31 DECEMBER 2014

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

This document is a free English translation of MAUREL & PROM financial statements at 31 December 2014. This translation has been prepared solely for the information and convenience of the shareholders of MAUREL & PROM and other readers. No assurances are given as to the accuracy or completeness of this translation and MAUREL & PROM assumes no responsibility with respect to this translation or any misstatement or omission that may be contained therein. In the event of any ambiguity or discrepancy between this translation and the original French version of this document, the French version shall prevail.

CONTENTS

ASSETS	3

LIABILITIES	4

INCOME STATEMENT	5

NOTES TO THE COMPANY FINANCIAL STATEMENTS	6

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

ASSETS

In thousands of euros	Notes	31.12.2014	31.12.2013
Concessions, patents, permits		1,410	2,845
Other intangible assets		1	38,439
INTANGIBLE ASSETS	3.1	1,411	41,284
Technical facilities		42	42
Other property, plant and equipment		703	784
Advances and down payments		10,375	11,616
PROPERTY, PLANT AND EQUIPMENT	3.1	11,120	12,443
Equity investments		98,081	93,208
Other financial assets		580	314
FINANCIAL ASSETS	3.2	98,661	93,522
FIXED ASSETS		111,192	147,248
Inventories		296	424
Trade receivables and related accounts	3.4	27,783	51,165
Other receivables	3.3/4	397,120	281,882
Treasury shares and other investment securities	3.5	42,366	64,162
Cash instruments		—	—
Liquid assets	3.5	213,673	128,877
CURRENT ASSETS		681,238	526,509
Prepaid expenses		376	38
Expenses to be allocated	3.6	13,779	4,897
Currency translation assets	3.14	10,712	7,480
ASSETS		817,297	686,173

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

LIABILITIES

In thousands of euros	Notes	31.12.2014	31.12.2013
Capital		93,603	93,578
Additional paid-in capital		127,540	178,076
Legal reserve		9,336	9,336
Other reserves		—	—
Retained earnings		4,630	13,757
Profit (loss) for the period		-140,559	-64,649
SHAREHOLDERS’ EQUITY	3.7	94,550	230,098
PROVISIONS FOR RISKS AND CONTINGENCIES	3.8	13,328	10,905
Convertible bond borrowing	3.9/13	325,984	377,002
Bank borrowings and debt	3.10/13	329,530	30
Sundry borrowings and financial debt	3.11/13	37	16
Trade payables and related accounts	3.13	8,012	1,131
Tax and social security liabilities	3.13	2,026	2,560
Debts on assets and related accounts	3.13	23	23
Other debts	3.13	32,208	26,614
Cash instruments	3.15	—	198
DEBTS		697,820	407,575
Currency translation liabilities	3.14	11,599	37,595
LIABILITIES		817,297	686,173

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

INCOME STATEMENT

In thousands of euros	Notes	31.12.2014	31.12.2013
Sales	3.16	17,337	13,288
Stored production		—	—
Reversals on provisions, transfers of expenses	3.17	3,357	8,461
Other income	3.18	369	228
OPERATING INCOME		21,063	21,977
Purchase costs and external expenses	3.19	-20,280	-14,101
Duties, taxes and similar payments		-754	-1,352
Salaries and social security contributions		-7,786	-8,169
Amortisation allowances and provisions	3.20	-76,209	-15,641
Other expenses		-4,435	-512
OPERATING EXPENSES		-109,464	-39,775
OPERATING INCOME		-88,401	-17,798
Financial expenses and income		-15,929	-13,986
Dividends		—	45,000
Allowances and reversals of provisions		-66,600	-25,948
Foreign exchange differences		38,152	-8,136
Other		—	—
FINANCIAL INCOME	3.21	-44,377	-3,071
EBIT		-132,778	-20,869
Non-recurring income		8,962	31,101
Non-recurring expenses		-16,737	-74,460
NON-RECURRING INCOME	3.22	-7,775	-43,359
Corporation tax	3.23	-6	-421
NET INCOME		-140,559	-64,649

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

NOTES TO THE COMPANY FINANCIAL STATEMENTS

1. Significant events during the fiscal year

Deterioration of the economic environment

The economic environment was marked by a sharp drop in the price of Brent in the fourth quarter of 2014, which dropped from US$92 in September to US$58 at the end of December 2014. Over the full year, the drop in the barrel price was contained at 9%, with the average price of Brent falling from US$108 in 2013 to US$98 in 2014.

The fall in the barrel price had a direct negative impact on the subsidiary Maurel & Prom Gabon’s sales (-€62 million) and its operational profitability, but did not call the asset’s value in use into question. Beyond this, this event led Maurel & Prom to refocus its exploration efforts on the most promising projects, withdraw from areas that were no longer a priority and test the recoverable amount of its investments and advances granted to identify and recognise any impairment. The fiscal year led the Company to (i) record very significant impairment charges on some of its exploration assets in Mozambique (€40 million) and in the Congo in the amount of €34 million and (ii) to provision advances in Peru (€10 million) and in Tanzania in the amount of €34 million.

Mozambique

In Mozambique under the Rovuma onshore permit, two exploration wells were drilled during the period. The Tembo-1 well was plugged, even though it had issued a Notice of Discovery in December, since the operator did not plan to undertake additional appraisal work immediately. Drilling on the Kifaru-1 well that began in December 2014 stopped in March 2015 after encountering all targeted formations (Miocene, Oligocene and Eocene) without revealing any hydrocarbons.

As part of a programme to reduce its exploration activities, operator Anadarko plans to withdraw from this permit. The Company is considering what action to take in light of this information and the results recently obtained under this permit.

Against this backdrop, all costs incurred at the end of 2014 were recognised in expenses for the period in the amount of €40 million. Work obligations under the Production Sharing Agreement for this phase were fulfilled.

This permit is operated by Anadarko, which has a 42% working interest. Working interests of Wentworth, PTTEP and Maurel & Prom are 13.64%, 11.76% and 32.60% respectively.

Congo

The Company decided not to continue exploring the regions that had been explored in the past under the La Noumbi permit. As a result, all assets held under this permit were written off in the amount of €34.3 million.

Advances relating to the financing of exploration work under the BRM permit in Tanzania

The decision taken by the Group to discontinue its research activities on the Mafia exploration region under the BRM permit and to only retain assets relating to the M’Kuranga region led the subsidiary MPEP BRM to partially provision exploration costs incurred under this permit. This led the Company to establish a provision in the amount of €34 million on advances granted to the subsidiary.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

Advances relating to the financing of exploration work under the Lote-116 permit in Peru

Having decided not to pursue its exploration activities in Peru following the failure of the Fortuna-1 well, the Group wrote off all advances granted to the subsidiary MP Peru Holdings in the amount of €10 million. An exceptional provision in the amount of €4 million was also established for well dismantling and abandonment costs.

Foreign exchange risk management

In 2014, the US dollar appreciated against the euro. The EUR/USD exchange rate at 31 December 2014 was 1.21 versus 1.38 at 31 December 2013. The average annual exchange rate nevertheless remained stable between 2013 and 2014, at US$1.33 for €1.

Against this backdrop, the revaluation at the closing rate of the Company’s investments and cash in US dollars led to a foreign exchange gain of €14.4 million.

In addition, the Company reduced its exposure to foreign exchange risk over the year by converting foreign currency positions held with Maurel & Prom Gabon into euros.

Historically, the Company has financed Maurel & Prom Gabon’s activities and as such holds a receivable against it denominated in euros in the amount of €831.9 million at the end of June 2014. Furthermore, the Company holds a debt towards its subsidiary in US dollars resulting from the repatriation to the head office of the Group’s cash from the sales proceeds of hydrocarbons from operating fields in Gabon, undertaken as part of the centralised management approach. At the end of June, this debt reached US$1,359.5 million, resulting in a very significant foreign exchange position in US dollars and a high level of volatility regarding the Company’s financial income. It was necessary to limit this somewhat artificial exposure to foreign exchange risk, due to the fact that positions with a single counterparty were not offset. To this end, both companies agreed to offset their mutual debts and receivables, after having converted them into euros. This transaction, carried out on 1 July 2014 at the EUR/USD exchange rate of 1.3658 on that date, generated a foreign exchange gain of €28.7 million in the Company’s accounts. After this offsetting transaction, the Company’s debt owed to its subsidiary stood at €163.5 million at 1 July and positions were no longer held in US dollars.

Restructuring of Group debt

In June 2014, Maurel & Prom issued bonds redeemable in cash and/or new and/or existing shares (ORNANE) maturing on 1 July 2019 in the amount of €253 million (after exercise of the over-allocation option).

The features of these ORNANE bonds are as follows:

• Maturity:	1 July 2019;

• Nominal value per unit:	€17.26;

• Number of bonds:	14,658,169;

• Issue premium:	40%;

• Nominal rate:	1.625%.

The purpose of the bond issue is to refinance and extend the maturity of the Company’s debt. The net proceeds from the bond issue were used for the redemption of the OCEANE 2014 bonds. At 30 June 2014, Maurel & Prom had redeemed 16,903,514 OCEANE 2014 bonds representing approximately 89% of the OCEANE 2014 bonds initially issued, at a price of €16.90 (including issue premium) per bond. On 31 July 2014, the Group redeemed the remaining OCEANE bonds for €34 million.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

On 18 December 2014, the Company set up a new revolving credit facility of US$650 million, split into an initial tranche of US$400 million and a US$250 million accordion feature, that can be drawn down twice under certain conditions.

The terms of this new facility are as follows:

Initial amount:	US$400 million

Additional tranche:	US$250 million

Maturity:	31 December 2020, i.e. 6 years

First repayment:	31 December 2016

Borrowing rate:	LIBOR +3.40% until 31/12/2018, then +3.65%.

The financial covenants related to this new credit line are as follows:

•	Net debt/EBITDA (EBITDAX) < 3;

•	P1+P2 reserves (Maurel & Prom share) x US$10 > 1.5 x net debt.

This loan, drawn in the amount of US$400 million, has allowed the Company to repay the US$350 million Maurel & Prom Gabon RCF currently in repayment (i.e. US$270 million of residual debt).

Extension of the deadline for exercising share subscription warrants

The deadline for exercising share subscription warrants was initially set at 30 June 2014, but it became apparent that the share subscription warrants could not be exercised before the set date. Therefore, the general meeting of share subscription warrant holders held on 2 June 2014 approved the extension of the deadline for converting share subscription warrants to 31 December 2015. The Maurel & Prom General Shareholders’ Meeting held on 12 June 2014 validated this extension.

Extension of the term of the Company

On 13 October 2014, the Company’s Extraordinary General Shareholders’ Meeting approved the amendment to its Articles of Association: the Company’s term was extended to 13 October 2013, except in the case of early dissolution or extension provided for in the Company’s Articles of Association.

2. Accounting rules and methods

The annual financial statements have been prepared in accordance with generally accepted accounting principles in France and in particular with the provisions of the General Accounting Plan under ANC Regulation no. 2014-03.

Accounting conventions have been adopted on a prudent basis and in accordance with the following basic assumptions:

•	business continuity,

•	consistency of accounting methods,

•	independence of fiscal years,

and in accordance with the general rules on the preparation and presentation of annual financial statements.

The historical cost method was adopted as the basic method of accounting.

The principal methods used are as follows:

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

2.1. Intangible assets

Intangible assets are recognised at their acquisition cost. Amortisation is calculated on a straight-line basis.

2.2. Oil operations

The following methods were used to account for the costs of oil-related activities:

•	Mining permits

Expenditures for the acquisition and allocation of mining permits are recorded as intangible assets and, during the exploration phase, amortised on a straight-line basis over the estimated duration of the permit or at the depreciation rate for the oil production installations.

If the permit is withdrawn or the exploration fails, the remaining amortisation is recorded in full at once.

•	Acquisitions of reserves

Acquisitions of oil reserves are recorded as intangible assets and amortised according to the unit of production method based on proven and probable reserves.

The amortisation rate equals the ratio of the field’s hydrocarbon production during the year to the hydrocarbon reserves at the beginning of the same year, re-estimated based on an independent appraisal.

•	Exploration expenditure

Exploration studies and work, including geology and geophysics costs, are entered on the asset side of the balance sheet under intangible assets.

At the time of discovery, these costs then become operating costs, a portion of which is transferred to property, plant and equipment, depending on their nature.

Expenditure incurred after that date is capitalised and amortised once exploitation commences.

Drilling expenditure that does not result in a commercial discovery is posted under expenses for the total amount incurred, at the time that it is decided to totally abandon work in the zone concerned or in the connected zone.

Provisions for non-recurring impairment or amortisation are recognised when accumulated costs are higher than the estimates of discounted future cash flow or when technical difficulties are encountered. Impairment is calculated per exploration permit.

Amortisation and depreciation of exploration expenses is deferred until they are transferred to property, plant and equipment.

•	Oil production assets

Oil production assets include all exploration-related costs transferred into operating costs following discovery, as well as those relating to field development (production drilling, surface installations, oil routing systems, etc.).

Assets not completed at fiscal year-end are entered as assets under construction.

Completed assets are amortised according to the unit of production method. The amortisation rate equals the ratio of the field’s hydrocarbon production during the year to the hydrocarbon reserves at the beginning of the same year, re-estimated based on an independent appraisal.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

For assets that relate to the entire field (pipeline, surface units, etc.), the estimated reserves are the proven and probable (“P2”) reserves.

For specific facilities, i.e. facilities for specific parts of a field, the estimated reserves correspond to the area’s proven reserves.

The reserves taken into account are the reserves determined on the basis of analyses conducted by independent organisations, to the extent that these analyses are available on the reporting date.

Provisions for non-recurring impairment or amortisation are recognised when accumulated costs are higher than the estimates of discounted future cash flow or when technical difficulties are encountered. Impairment is calculated per exploration permit.

•	Costs of site restoration

Provisions for site restoration are made when the Group has an obligation to dismantle and restore sites, and are recognised as provisions for risks and contingencies at the same pace as the depreciation of oil production facilities. They are estimated per country and per field.

2.3. Property, plant and equipment

Property, plant and equipment is recognised at acquisition cost.

Depreciation is calculated over the estimated lifetime of the assets using the following straight-line method (L) or degressive (D) methods:

Fixtures and fittings: L over 5 to 10 years,

Office and computer equipment: L or D, over 3 to 5 years,

Office furniture: L over 10 years.

2.4. Equity interests and investment securities

Equity interests are shown on the balance sheet at their acquisition cost.

A provision is created when the net asset value is less than the acquisition cost. The net asset value is calculated according to shareholders’ equity and the earnings outlook for the companies concerned.

When the earnings outlook is uncertain, the receivables on subsidiaries and equity interests are written down by the amount of their shareholders’ equity. When losses exceed receivables, a provision for risks is recorded for the corresponding amount.

Other investment securities are measured at their acquisition value or market value, whichever is lower. This mainly relates to specifically allocated Company treasury shares.

2.5. Inventories

Hydrocarbon inventories are valued at production cost, including field and transportation costs and the depreciation of assets used in production.

Inventories are valued according to the FIFO (“First In, First Out”) method.

A provision is created when the net realisable value is lower than the gross value of inventories.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

2.6. Receivables

Receivables are recorded at their nominal value. A provision for impairment is established if there is a risk of non-recovery.

2.7. Marketable securities

Marketable securities are measured at their acquisition value or market value, whichever is lower.

2.8. Expenses to be allocated

Bond redemption charges are amortised over the term of the loan.

2.9. Foreign currency transactions

Income and expenses in foreign currency are recorded at their equivalent value in euros as at the transaction date.

Debts, external financing and receivables in foreign currency appear on the balance sheet at their equivalent value in euros at the closing price. Any difference arising from the translation of foreign-currency debts and receivables at this closing rate are reported in the balance sheet under “Currency translation adjustments”. A provision for risks is established on any unrealised losses that are not offset.

Liquid assets in foreign currency are converted at the closing price and the exchange gains/losses are posted to the income statement. When cash in a foreign currency relates solely to future investments (specific contracts) and is ring-fenced as such, future inflows and outflows are considered to be a kind of natural hedge against currency profit and loss.

2.10. Provisions for risks and contingencies

Provisions for risks and contingencies are established to cover various eventualities, notably risks on subsidiaries, disputes and risks of loss on foreign exchange transactions.

The Company’s obligations in respect of retirement and other post-employment benefits are limited to paying contributions to general mandatory pension plans and to making severance payments on retirement; these are defined by the applicable collective agreements.

These retirement payments are made under a defined benefit plan and are provisioned as follows:

•	the actuarial method used is known as the projected credit unit method, which sees each year of service as giving rise to an additional unit of benefit. These calculations incorporate assumptions about mortality, staff turnover and projections of future salaries;

•	as per revised IAS 19, the corridor approach, as previously applied, is no longer used. This method involved posting and amortising actuarial differences representing more than 10% of the amount of the commitments or the market value of the investments over the employees’ average residual working life. From 2013, actuarial differences are posted directly under income.

2.11. Sales

Sales correspond exclusively to services and studies provided to the Company’s subsidiaries.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

2.12. Currency translation of the financial statements of Group entities

For autonomous entities whose operating currency is not the euro, the annual financial statements are translated into the Company’s presentation currency, the euro, by applying the following principles:

•	The exchange rate adopted is the closing rate at period-end with the exception of financial liaison accounts which remain at the historic exchange rate;

•	The exchange rate adopted for income statement items is the average rate over the period.

Non-autonomous entities’ foreign currency transactions, primarily in US dollars, are translated using the same rules as those used for transactions made by the French entity.

2.13. Financial instruments

In order to hedge foreign exchange risk, the Company uses future cash flow hedges consisting mainly of currency options, swaps and futures. Such transactions are treated as follows:

•	Transactions that cannot be reliably qualified as a hedge:

•	they are initially recognised at fair value;

•	at the reporting date, the change in fair value (gains and losses) is posted under income if the instrument is concluded on an organised market (or similar, as evidenced by high liquidity). Otherwise (over-the-counter market with little liquidity), only losses are recognised.

•	Transactions that can be reliably qualified as a hedge:

•	if the hedge is certain to be implemented, the instrument remains posted at its acquisition value;

•	if there is uncertainty over whether the hedge will be implemented, the fair value of the instrument is reviewed; in the event of an unrealised loss, a provision for risk or an impairment is constituted; in the event of an unrealised gain, the gain is not recognised and the instrument remains posted at its acquisition value;

•	The fair value of the instruments taken out by the Group is determined according to appraisals by independent experts.

3. Additional information on the balance sheet and income statement

3.1. Assets

Changes in fixed assets and amortisation and depreciation are presented as follows:

In thousands of euros	31.12.2013	Increase	Decrease	Other changes	31.12.2014
Intangible assets	108,619	36,080	672	-1	144,026
To be deducted: amortisation	-8,633	-1,020	0	-37	-9,689
To be deducted: impairment	-58,702	-72,167	0	-2,058	-132,927
Net value	41,284	-37,106	672	-2,096	1,411
Property, plant and equipment	13,502	6,985	8,094	0	12,393
To be deducted: amortisation	-1,059	-194	0	-20	-1,272
To be deducted: impairment	0	0	0	0	0
Net value	12,443	6,791	8,094	-20	11,120
Total gross value	122,120	43,065	8,766	-1	156,419
To be deducted: amortisation	-9,692	-1,213	0	-57	-10,961
To be deducted: impairment	-58,702	-72,167	0	-2,058	-132,927
Total net value	53,727	-30,315	8,766	-2,116	12,531

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

3.1.1 Intangible assets (in thousands of euros)

In thousands of euros	31.12.2014		31.12.2013
	Gross value	Net value	Gross value	Net value
Software	2,084	213	1,791	126
Mining permits	7,531	1,197	8,203	2,719
. Gabon	3,518	517	4,190	1,605
. Hungary	283	0	283	0
. Syria	2,761	575	2,761	851
. Mozambique	968	106	968	262
Acquisition of reserves	0	0	0	0
Oil exploration expenses	134,411	1	98,624	38,439
. Congo	53,530	0	45,309	26,076
. France	3,656	0	3,656	0
. Hungary	1,767	0	1,767	0
. Syria	26,686	0	26,423	186
. Mozambique	48,771	0	21,468	12,176
. Other countries	1	1	1	1
Oil assets	141,942	1,198	106,827	41,157
TOTAL	144,026	1,411	108,619	41,284

The net value of intangible assets, totalling €41.2 million at the end of 2013, was reduced to €1.4 million at the end of 2014 due to the impairment of exploration investments carried out under the Rovuma permit in Mozambique and the La Noumbi permit in the Congo.

Under the Rovuma permit, an amount of €27.3 million, representing the majority of the Company’s exploration investments in 2014, was invested in the drilling of the Tembo-1 and Kifaru-1 wells, with the latter finishing in March 2015 without finding any oil.

As part of a programme to reduce its exploration activities, operator Anadarko plans to withdraw from this permit. The Company is considering what action to take in light of this information and the results recently obtained under this permit.

Against this backdrop, all costs incurred at the end of 2014 were recognised in expenses for the period for an amount of €40 million.

Furthermore, the Company decided not to continue exploring the regions that had been drilled in the past under the La Noumbi permit. As a result, all assets held under this permit were written off in the amount of €34.3 million.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

3.1.2 Property, plant and equipment (in thousands of euros)

In thousands of euros	2014	2013
Gross value	12,393	13,502
Amortisation, depreciation and impairment	-1,273	-1,059
Net value	11,120	12,443

Property, plant and equipment mainly corresponds to a drilling rig acquired from Tuscany.

3.2. Financial assets

Change in financial assets

In thousands of euros	31.12.2013	Increase	Decrease	31.12.2014
Equity investments	127,516	7,104	0	134,619
To be deducted: provisions	-34,308	-2,229	0	-36,537
Net value	93,208	4,875	0	98,082
Other financial assets	314	266	0	580
To be deducted: provisions	0	0	0	0
Net value	314	266	0	580
Total gross value	127,830	7,370	0	135,199
To be deducted: provisions	-34,308	-2,229	0	-36,537
Net value	93,522	5,141	0	98,661

Equity investments

In thousands of euros	2013	Change	2014
Gross values
Maurel & Prom Assistance Technique securities	15,805	0	15,805
Panther securities	10,056	0	10,056
Saint-Aubin Energie securities	12	7,104	7,116
Maurel & Prom Colombia securities	100,951	0	100,951
Other	691	0	691

Total	127,516	7,104	134,619
Impairments
Maurel & Prom Assistance Technique securities	-15,805	0	-15,805
Panther securities	-3,653	-2,193	-5,846
Maurel & Prom Colombia securities	-14,701	0	-14,701
Other	-148	-37	-185

Total	-34,308	-2,229	-36,537
Net values	93,208	4,874	98,082

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

•	Saint-Aubin Energie

The increase in equity interests is largely the result of the €7 million cash contribution to SAE, in which the Company holds a 33.33% stake, as part of the €20 million capital increase decided by the investment subsidiary together with MPI.

3.3. Other receivables

In thousands of euros	31.12.2014	31.12.2013
Advances to Group subsidiaries	481,671	288,252
Receivables from oil associates	9,900	9,552
Receivables from the sale of STCPA Bois and Transagra securities	2,573	2,573
Down payments to suppliers and debit notes to subsidiaries	31,317	21,992
Sundry receivables	40,412	85,188
Total (gross)	565,874	407,558
Impairment	168,753	125,676
Total (net)	397,120	281,882

At the end of 2014, “Other receivables”, which showed a gross increase of €158 million and a net increase of €115 million compared to the previous year, amounted to €397 million, as detailed below:

	2014			2013
	Gross	Imp.	Net	Gross	Imp.	Net
Gabon advances:	107		107	15		15
M&P West Africa receivables	95		95	93		93
Tanzania advances:	199	-74	124	149	-40	109
Advances to St Aubin Energie	22		22	19		19
Integra receivable	38	-38		38	-38
Debit notes to subsidiaries	31		31	22		22
Other	74	-57	18	72	-48	24

Total other receivables	565	-169	397	407	-126	282

Gabon advances (+€92 million):

Changes over the period are summarised below:

Gabon advances at end 2013	15
Current account financing granted to MP Gabon	493
Collection of revenue from MP Gabon	-605
Repayment by Etablissements Maurel & Prom of US$273 million borrowed by MP Gabon	224
Compensation of current accounts	-4
Re-evaluation of foreign currency positions at the closing rate	-16
Gabon advances at end 2014	107

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

Tanzania advances (+€15 million, net):

The increase in current account receivables from Tanzanian subsidiaries (+€50 million) is due to the financing of seismic studies and work undertaken under the BRM and Mnazi Bay permits. The decision taken by the Group to discontinue its research activities on the Mafia exploration region under the BRM permit and to only retain assets relating to the M’Kuranga region led the subsidiary MPEP BRM to partially provision exploration costs incurred under this permit. This led the Company to establish a provision in the amount of €34 million on advances granted to the subsidiary.

Advances paid to Saint-Aubin Energie:

Under the partnership agreement concluded with MPI, Maurel & Prom provides 33% of the funding for joint exploration projects undertaken by both groups, primarily in Myanmar and Canada in 2014.

Other:

Other receivables, with a total net value of €18 million, relate in particular to the current account financing of various exploration projects.

Having decided not to pursue its exploration activities in Peru following the failure of the Fortuna-1 well, the Group wrote off all advances granted to the subsidiary MP Peru Holdings in the amount of €10 million.

3.4. Statement of maturities on receivables

Net receivables (in thousands of euros)	Total amount	≤ 1 year	> 1 year	> 5 years
Fixed asset receivables
Deposits and guarantees	580	524	56	0
Current asset receivables
Trade receivables and related accounts	27,783	27,783	0	0
Other receivables	397,120	397,120	0	0
Total	425,483	425,427	56	0

Trade receivables relate to services carried out for Group subsidiaries, primarily Maurel & Prom Gabon.

3.5. Treasury shares, liquid assets and cash instruments

	€M	o/w in US$M
Treasury shares	42.4
SICAVs and mutual funds	—	—
Equity securities (a)	42.4
Short-term interest-bearing deposits	—	—
Bank current accounts and other	213.7	241.8
Liquid assets (b)	213.7	241.8
Equity securities and liquid assets (a+b)	256.1	241.8

As at 31 December 2014, Maurel & Prom held 5,628,676 treasury shares with a gross value of €70.5 million.

A comparison of the historic acquisition cost of treasury shares and their average price over December (€7.53) led the Company to establish a provision in the amount of €28.1 million, bringing their net carrying value to €42.4 million.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

3.6. Expenses to be allocated and prepaid expenses

In thousands of euros	31.12.2014	31.12.2013
Expenses to be allocated at 1 January	4,897	6,659
Increase in the fiscal year	11,457	2,914
Amortisation and depreciation in the fiscal year	-2,575	-4,676
Total	13,779	4,897

Expenses to be allocated correspond to issue costs on bonds and bank borrowing amortised over the principal repayment period. The increase in the fiscal year is due to the establishment of an ORNANE bond in June and a credit line in December 2014.

3.7. Shareholders’ equity

In thousands of euros	2013	Appropriation of income	Income for the year	Capital reduction	Currency translation adjustment	Capital increase	2014
Capital	93,578					25	93,603
Premiums	178,076	-50,892				356	127,540
Legal reserve	9,336						9,336
Other reserves	0						0
Retained earnings	13,757	-13,757			4,630		4,630
Income	-64,649	64,649	-140,559				-140,559
Total	230,098	0	-140,559	0	4,630	381	94,550

At 31 December 2014, the share capital was comprised of 121,562,094 shares with a nominal value of €0.77, or total equity of €93,602,812.38.

> Instruments conferring access to capital

Employee share issues and bonus shares

The Combined Ordinary and Extraordinary General Shareholders’ Meeting of 13 June 2013 authorised the Board of Directors, for a period of 38 months, to decide on one or more occasions to allocate bonus shares, representing no more than 1% of share capital at 14 June 2012, to some or all employees and/or to some or all of the Company’s corporate officers and/or to related companies and groups with related economic interests. This authorisation of 14 June 2012 terminated with immediate effect the unused portion of the authorisation granted on 29 June 2011.

This authorisation, which is valid for 38 months, was not renewed at the General Shareholders’ Meeting of June 2014.

For all of the plans issued by the company since 2006, the allocation of shares to their beneficiaries will be definitive at the end of the minimum two-year vesting period, and the minimum lock-in period is set at two years from the vesting date.

The allocations of bonus shares granted since 2010 are as follows:

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

Date of allocation decision	Number of shares
21/12/2010	202,256
01/06/2011	29,750
20/07/2011	41,650
19/12/2011	90,238
21/12/2012	72,451
30/08/2013	34,000
28/03/2014	56,840

Share repurchase plan

Following the approval by the General Shareholders’ Meeting of 12 June 2014, the Board of Directors is authorised to repurchase up to 10% of the Company’s existing share capital, under the following terms: maximum purchase price of €18 per share.

As part of this repurchase plan, in 2014 no shares were bought and 60,267 shares were delivered in the form of OCEANE bond conversions.

Over the same period, 2,307,416 shares were bought and 2,201,268 shares were sold under the liquidity agreement.

At 31 December 2014, the Company held 5,628,676 treasury shares (4.63% of share capital for a gross value of €70.5 million at the end of 2014), including 168,871 shares under the liquidity agreement.

At 31 December 2014, as shown in the table of capital transactions below, there were 121,562,094 Company shares and share capital amounted to €93,602,812.38.

> Summary of capital transactions

In euros	Number of shares	Treasury shares
At 31/12/10	121,305,001	6,363,053
- Issue for exercise of share subscription warrants	188,533
- Purchases of treasury shares		-389,973
At 31/12/11	121,493,534	5,973,080
- Issue for exercise of share subscription warrants	18,900
- Purchases of treasury shares		-256,835
At 31/12/12	121,512,434	5,716,245
- Issue for exercise of share subscription warrants	17,735
- Purchases of treasury shares		-127,204
At 31/12/13	121,530,169	5,589,041
- Issue for exercise of share subscription warrants	31,925
- Purchases of treasury shares		39,635
At 31/12/14	121,562,094	5,628,676

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

> Distribution

N/A

3.8. Provisions for risks and contingencies

Provisions for risks and contingencies changed as follows:

In thousands of euros	2013	Provision for the fiscal year	Reversal for the fiscal year (provision used)	Reversal for the fiscal year (provision unused)	Foreign exchange effect	2014
Foreign exchange risk	7,480	10,712	0	-7,480	0	10,712
Litigation	261	0	0	-61	0	200
Other	3,164	75	0	822	0	2,417
Total provisions	10,905	10,787	0	-8,363	0	13,329
Operating income		75	0	-883
Financial income		10,712	0	-7,480
Non-recurring income		0	0	0

The revaluation at the closing rate of debts and receivables in foreign currencies led to a provision being established for foreign exchange loss in the amount of €10.7 million.

The provision for retirement severance pay was the subject of a reversal in the amount of €0.089 million, totalling €0.918 million at the end of 2014.

In thousands of euros
Actuarial debt at 31/12/13 (revised IAS 19)	1,007
cost of services 2014	116
financial cost 2014	20
Expense for fiscal year 2014	136
Services paid in 2014	-160
Actuarial gains	-65
Actuarial debt at 31/12/14	918

3.9. Convertible bond borrowing

In €M	2014			2013
	Capital	Interest	Total	Capital	Interest	Total
OCEANE 2014 bonds	0	0	0	297.4	8.9	306.2
OCEANE 2015 bonds	68.6	2.1	70.7	68.7	2.1	70.8
ORNANE 2019 bonds	253.0	2.3	255.3	0	0	0
Convertible bond borrowing	321.6	4.4	326.0	366.1	11.0	377.0

Issue of ORNANE 2019 bond

On 6 June 2014, the Company issued an ORNANE bond in the amount of €253 million, consisting of 14,658,169 bonds redeemable in cash and/or new and/or existing shares with a unit value of €17.26 maturing on 1 July 2019 and offering 1.625% interest payable every six months.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

The Company offers the following options for each ORNANE conversion request:

•	a cash amount equal to the conversion value; or

•	new or existing shares; or

•	a combination of an amount in cash and an amount in new or existing shares for a total value equal to the conversion value.

At 31 December 2014, the balance of the bond totalled €253 million, with no bond having been converted. The interest accrued at that date amounted to €2.3 million.

Redemption of the OCEANE 2014 bonds

Income from the issue of the ORNANE bond allowed the Company to redeem 16,903,714 of the 19,061,198 OCEANE bonds maturing on 31 July 2014 at a total cost of €262.7 million (including €16 million in accrued interest).

The balance of the OCEANE 2014 bond was redeemed on 31 July 2014.

OCEANE 2015 bonds

On 28 July 2010, the Company issued 5,511,812 OCEANE bonds with a total nominal value of €70 million. The bonds pay interest of 7.125% per year and will be amortised in full by repayment at par value on 31 July 2015. The bonds may be converted or exchanged at any time at the rate of 1.19 shares per bond. The bond issue was fully subscribed.

At 31 December 2014, 5,249 bonds had been converted, reducing the bond borrowing to €68.6 million. The number of bonds remaining at 31 December 2014 was 5,405,263. The amount of interest accrued as at 31 December 2014 was €2.1 million.

3.10. Bank borrowings

In thousands of euros	2014	2013
BNP	329,462	0
Creditor banks	68	29
Total	329,530	29

The Company signed a new revolving credit facility for US$650 million with a consortium of four international banks (Natixis, BNP Paribas, Crédit Agricole Corporate & Investment Bank, Standard Bank Plc, and Standard Chartered Bank), split into an initial tranche of US$400 million (i.e. €329.5 million) and a US$250 million accordion feature, that can be drawn down twice under certain conditions.

The terms of this new facility are as follows:

Initial amount:	US$400 million

Additional tranche:	US$250 million

Maturity:	31 December 2020, i.e. 6 years

First repayment:	31 December 2016

Borrowing rate:	LIBOR +3.40% until 31/12/2018, then +3.65%.

This loan, drawn in the amount of US$400 million in December 2014, was used in the amount of US$273 million to repay a loan taken out by Maurel & Prom Gabon in 2013.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

3.11. Sundry borrowings and financial debt

In thousands of euros	2014	2013
Accrued interest	0	0
Other	37	16
Total	37	16

3.12. Other debts

Other debts mainly correspond to current credit accounts with the subsidiaries.

3.13. Statement of debt maturities

In thousands of euros	Gross amount	≤ 1 year	> 1 year	> 5 years
Bonds	325,984	70,697	255,287
Bank borrowings	329,530	68	185,322	144,140
Sundry borrowings and financial debt	37	37
Trade payables and related accounts	8,012	8,012
Tax and social security liabilities	2,026	2,026
Debts on assets and related accounts	23	23
Other debts	32,208	32,208
Total	697,820	113,171	440,609	144,140

3.14. Currency translation adjustments

Exchange gains/losses, for both assets and liabilities, correspond to the revaluation at the closing price of debts and receivables in a foreign currency (mainly on current accounts and loans with subsidiaries).

The unrealised exchange loss of €10.7 million (2013: €7.5 million) is fully provisioned.

3.15. Derivative instruments and other financial instruments

As part of its ongoing operations, the Group may use financial instruments to reduce its exposure to the risk of fluctuations in oil prices and foreign exchange rates. These risks are managed centrally and the derivatives are carried by the holding company.

There are two types of derivatives used to reduce exposure to the risk of changes in hydrocarbon prices:

•	crude oil sale swaps, setting the sale price per barrel for a given volume and period;

•	more sophisticated products that combine sales of swaps and options to set the barrel sale price of crude while benefiting to a certain extent from favourable market conditions.

No hedging arrangements were in place at 31 December 2014.

In terms of currency hedges, the Group holds US dollar-denominated liquid assets with a view to financing projected investment expenses in that currency.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

In addition, some currency futures and options transactions to reduce exposure to exchange rate risk as part of day-to-day cash management were carried out during the year. No such transaction was outstanding at the end of the period.

3.16. Sales

In thousands of euros	2014	2013
Services	17,337	13,288
Total	17,337	13,288

Sales correspond exclusively to services and studies provided to the Company’s subsidiaries, particularly in Gabon and Colombia in the amount of €17.3 million.

3.17. Reversals of operating provisions and transfers of expenses

In thousands of euros	2014	2013
France expense transfer	0	0
Capitalisation of investments in the Congo	1,768	1,545
Reversals of amortisation, depreciation and provisions	1,589	6,916
Other	0	0
Total	3,357	8,461

The amount of reversals of provisions was high in 2013 due to the liquidation of the subsidiary Zetah in the Congo.

3.18. Other income

Other income mainly related to the invoicing of rents and making staff available to other Group companies.

3.19. Purchase costs and external expenses

The increase of this item (€6 million) is mainly due to the increase in banking fees following the implementation of various financing arrangements.

3.20. Amortisation allowances and provisions

In thousands of euros	2014	2013
Asset amortisation and depreciation	1,242	1,064
Asset impairment	72,167	9,357
Expenses to be allocated	2,575	4,676
Receivables	150	415
Provisions for risks and contingencies	75	128
Total	76,209	15,640

Asset impairment identified this year mainly concerned the recognised expense of the exploration assets under the La Noumbi permit in the Congo for €32.2 million and exploration assets in Mozambique for €39.5 million. This point is covered in Note 3.1.1 on intangible assets.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

Expenses to be allocated related to the cost of setting up the OCEANE and ORNANE bonds.

3.21. Financial income

Financial income for 2014 is presented in the table below:

In thousands of euros	2014	2013
Interest on subsidiaries’ current accounts	6,250	8,226	(1)
Interest on OCEANE bonds	-22,647	-26,083	(2)
Interest on other borrowings	-74	-434
Net cash income (expense)	704	1,011
Net gains and (losses) on financial instruments	-162	3,294
Financial expenses and income	-15,929	-13,986
Dividends	0	45,000	(3)
Other income and expenses	-66,600	-25,948	(4)
Exchange differences (including provision for exchange loss)	38,152	-8,136	(5)
Total	-44,377	-3,071

(1)	This mainly relates to interest invoiced to Tanzania (€5.5 million) in compensation for sums advanced on current accounts. The decrease in income is due to the reduction of outstanding advances to the Gabonese subsidiary.
(2)	Interest expenses on OCEANE 2014 and 2015 bonds and ORNANE 2019 bonds amounted to €15.4 million, €4.9 million and €2.3 million respectively.
(3)	Dividends receivable from Maurel & Prom West Africa totalled €45 million in 2013.
(4)	The change in this item is mainly due to the provision for the impairment of advances granted to Tanzania for €34.1 million and to Peru for €10.2 million and the provision for treasury shares for €21.4 million.
(5)	The foreign exchange differences in the amount of €28.7 million are due to a profit realised when debts in foreign currency owed to the Maurel & Prom Gabon subsidiary were converted into euros. This point is covered in detail in Note 1, “General Information”. Furthermore, a profit of €14.4 million was generated in the revaluation of the Company’s investments and cash in foreign currencies at the EUR/USD closing rate of 1.2141.

3.22. Non-recurring income

The exceptional loss of -€7.8 million comprises an impairment of advances granted to MP Peru Holdings to finance dismantling operations involving the Fortuna well in Peru in the amount of €4 million and a loss on the Panther current account in the amount of €2.7 million.

3.23. Corporation tax

Maurel & Prom is the parent company of the tax consolidation group composed of Maurel & Prom, M&P Volney 2, M&P Peru Holdings, M&P Volney 5, M&P Volney 6, M&P West Africa, MPEP Mozambique, MPEP BRM, MPEP France, MPEP Namibia, MPEP Mnazi Bay and M&P Assistance Technique.

3.24. Exposure to main risks

Market risk

The Company’s income is sensitive to various market risks. The most significant of these are hydrocarbon prices, expressed in US dollars, and the EUR/USD exchange rate. The Group’s operating currency is the US dollar, since sales, a large portion of operating expenses and a significant portion of its investments are denominated in this currency.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

Risk relating to the hydrocarbon market

In order to limit the Group’s exposure to the risk of a drop in hydrocarbon prices, the Company has in the past used derivative instruments (swaps, futures and floors) to hedge a portion of future production against a possible drop in oil prices. No hedging of this type was implemented in 2014.

Foreign exchange risk

Fluctuations in the EUR/USD exchange rate impact the Company’s income statement when liquid assets held in that currency are revalued at the balance sheet date.

In order to reduce its financial foreign exchange risk, during the fiscal year, Maurel & Prom conducted a number of currency futures transactions including sales and purchases of foreign exchange options on the euro and US dollar. No such transaction was outstanding at the end of the period.

The Company also holds liquid assets in US dollars intended to finance its projected investment expenses in that currency.

Interest rate and liquidity risks

Group debt consists of:

•	a convertible bond of €70 million at a fixed rate of 7.125% issued in 2011 and maturing in July 2015;

•	an ORNANE bond with a nominal value of €253 million maturing in July 2019 and carrying interest at a rate of 1.625%;

•	a banking facility (similar to a senior secured facility) in a maximum amount of US$650 million, of which US$400 million was used at 31 December 2014. This banking facility matures on 31 December 2020 and is repayable through amortisation from 2016. Interest is based on LIBOR +3.4% until 2018 and then LIBOR +3.65%;

•	a Credit Suisse loan of US$50 million, repayable in full on 23 December 2018 and carrying interest at LIBOR +2%.

Liquid assets, valued at €213.7 million at the reporting date, are all held in current accounts or short-term deposit accounts. The risk incurred if interest rates fluctuate is an opportunity loss if rates fall and an opportunity gain if rates rise.

Equity risk

Successive plans to repurchase treasury shares have been in place since 12 January 2005. At 31 December 2014, the Company held 5,628,676 treasury shares at a gross carrying value of €70.4 million, with a market value of €42.4 million. A provision was therefore established in the amount of €28.1 million (see Note 3.5).

Counterparty risk

The Company has no significant receivables other than those from its operating subsidiaries and oil partners engaged in the same operations as it is itself and relating to the exploration and/or development stage of production infrastructures. It is therefore not exposed to counterparty risk as such, but rather to risks inherent in exploration and production.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

3.25. Off-balance-sheet commitments

In thousands of euros	2014	2013
Guarantees made on borrowings	—	0
Other commitments given	15,649	28,787
Total	15,649	28,787

To the best of Maurel & Prom’s knowledge, there are no exceptional events, disputes, risks or off-balance-sheet commitments that could call into question the Group’s financial position, assets, income or activities.

Commitments given

Guarantees made on borrowings

Guarantees made on borrowings: Maurel & Prom Gabon SA revolving credit facility

On 18 December 2014, Etablissements Maurel & Prom set up a new revolving credit facility of US$650 million, split into an initial tranche of US$400 million and a US$250 million accordion feature.

This new RCF is guaranteed by the Company, its French subsidiary Maurel & Prom West Africa and Maurel & Prom Gabon. The following sureties have also been granted:

•	a pledge of the bank account balance agreed by the Company on its collection account;

•	a pledge of the Maurel & Prom Gabon shares held by Maurel & Prom West Africa;

•	a pledge of the Maurel & Prom West Africa shares held by the Company;

•	the transfer, in the form of a guarantee, of the respective entitlements held by Maurel & Prom Gabon, the Company and Maurel & Prom West Africa under any (i) hedge agreement, (ii) insurance policy and (iii) future oil sale contract on the underlying assets concluded between Maurel & Prom Gabon and any party authorised to carry out extractions;

•	the transfer, as a guarantee, of rights relating to any loan awarded to any Group company

The sums made available must be used to:

•	pay fees and interest due in relation to the new facility;

•	repay the existing RCF;

•	finance investments in underlying assets; and

•	finance all general requirements, including financing for acquisitions.

The credit agreement is based on a repayment schedule with the final instalment set for 31 December 2020. However, under certain conditions, the grace period, initially set for two years, i.e. until 31 December 2016, may be extended by a further year, i.e. until 31 December 2017.

Maurel & Prom will have to pay interest on the facility, in line with the planned instalments, based on a rate equal to the LIBOR plus the mandatory costs and a margin of 3.4% per year until 31 December 2018 and then 3.65% per year until 31 December 2020. Interest will be calculated per three-month period, unless stipulated otherwise.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

Other commitments

Work commitments

As part of Etablissements Maurel & Prom’s current operations and in keeping with accepted industry practices, the Company participates in various agreements with third parties. These arrangements are often made for commercial, regulatory or other operational reasons.

Oil work-related commitments are valued based on the budgets approved with partners. They are subject to multiple revisions during the year, mainly to reflect the oil work completed.

The only work-related commitments for 2015 relate to the financing of residual costs of the onshore Rovuma permit in Mozambique.

Rockover

The agreement to acquire Rockover in February 2005 included a 10% snap-back clause for former shareholders in the event of a discovery under any of the permits sold (Ofoubou/Ankani, Omoueyi, Nyanga Mayombe and Kari) and a 50% snap-back under the Banio permit.

On Maurel & Prom’s initiative, an agreement to buy out this provision was signed on 13 July 2007. Under this agreement, Maurel & Prom would pay the former shareholders US$55 million (paid to date) plus royalties of 2% when cumulative production exceeded 39 million barrels on all fields sold to Maurel & Prom in 2005 (excluding Banio). This volume was reached in the last few days of December.

In addition, a royalty of 10% on the production from the Banio field will be paid when total production from this field exceeds 3.9 million barrels.

Lastly, the following commitments have been maintained:

•	Maurel & Prom will have to pay the sellers a total royalty amounting to US$1.30 for every barrel produced from the date that cumulative production across all permits exceeds 80 Mboe;

•	Maurel & Prom will have to pay one of the two sellers a royalty equivalent to 2% of the total available production from the MT 2000-Nyanga Mayombé exploration permit up to a threshold of 30 Mboe and to 1.5% for any production over 30 Mboe.

Commitments received

In connection with the sale of its subsidiary Hocol to Ecopetrol in 2009, an earn-out clause was signed enabling Maurel & Prom to receive a maximum earn-out payment of US$50 million, based on the valuation of reserves on the Niscota field in Colombia, covered by the transaction.

In principle, the Niscota field’s reserves were due to be valued at 31 December 2012 and validated by an independent expert, appointed jointly by Maurel & Prom and Ecopetrol.

In its financial statements at 31 December 2011, Ecopetrol recorded a US$27.3 million liability in relation to this earn-out. Maurel & Prom asked Ecopetrol to provide the basis for calculating this valuation and all the information required, as set out in Hocol’s sales agreement, to be able to evaluate the changes in the Niscota field’s reserves and their level at 31 December 2012.

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

The information was received late from Ecopetrol and did not allow Maurel & Prom to assess the level of the Niscota field’s reserves before the end of 2012 or to appoint the independent expert provided for in Hocol’s sales agreement. In December 2012, Maurel & Prom therefore opened arbitration proceedings with the International Chamber Of Commerce against Ecopetrol in order to get an expert appointed by the court of arbitration, particularly with a view to determining the amount of potential receivables corresponding to the aforementioned earn-out. The case is still ongoing.

3.26. Litigation

N/A

3.27. Environment

Due to its activities, which are currently oil and gas, the Maurel & Prom Group ensures that it complies with the regulatory constraints of the countries in which it is present and in particular carries out systematic impact assessment studies before engaging in any specific work.

As part of its exploration, production and development work, some environmental damage may be caused by the Maurel & Prom Group. This is covered by ad hoc insurance policies.

Due to the nature of its activity, the Group will bear the cost of restoring its operations sites and oil routing facilities. If appropriate, a provision is established for such site restoration costs in the financial statements.

3.28. Workforce

The Company had 31 employees as at 31 December 2014, a stable workforce compared to last year.

3.29. Compensation for Executive Management and members of the Board of Directors

In thousands of euros	2014	2013
Compensation for Executive Management*	1,574	1,630
Board of Directors (attendance fees and Committees’ compensation)	450	450
Total	2,024	2,080

*	Executive Management consists of the Chief Executive Officer and four departmental directors, making five members in 2014 and five members in 2013.

3.30. Related party disclosures

In thousands of euros	2014	2013
Assets
Equity interests	134,619	127,515
Trade receivables	27,744	51,723
Other receivables	514090	357,094
Liabilities
Trade payables	0	0
Debts on assets	23	23
Other debts	27,634	21,138
Income statement
Share of joint operations
Financial income	6,250	8,226
Dividends	0	45,000
Other income	196	111
Financial expenses	0	1,000

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ETABLISSEMENTS MAUREL & PROM COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

3.31. Post balance sheet events

In Mozambique under the Rovuma onshore permit, two exploration wells were drilled during the period. The Tembo-1 well was plugged, even though it had issued a Notice of Discovery in December, since the operator did not plan to undertake additional appraisal work immediately. Drilling on the Kifaru-1 well that began in December 2014 stopped in March 2015 after encountering all targeted formations (Miocene, Oligocene and Eocene) without revealing any hydrocarbons.

As part of a programme to reduce its exploration activities, operator Anadarko plans to withdraw from this permit. The Company is considering what action to take in light of this information and the results recently obtained under this permit.

Against this backdrop, all costs incurred at the end of 2014 were recognised in expenses for the period in the amount of €40 million. Work obligations under the Production Sharing Agreement for this phase were fulfilled.

This permit is operated by Anadarko, which has a 42% working interest. Working interests of Wentworth, PTTEP and Maurel & Prom are 13.64%, 11.76% and 32.60% respectively.

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ETABLISSEMENTS MAUREL & PROM

A PUBLIC LIMITED COMPANY (SOCIÉTÉ ANONYME) WITH SHARE CAPITAL OF €93,602,812.38

3.32. Table of subsidiaries and equity interests

Amounts expressed in monetary units

Companies	Currency	% held	Capital (in foreign currency)	Shareholders’ equity other than share capital (in foreign currency)	Gross carrying value of securities held (€)	Net carrying value of securities held (€)	Gross loans and advances granted (€) (a)	Guarantees and sureties given	Dividends received	Sales for the previous fiscal year (in foreign currency)	Net income for the previous fiscal year (in foreign currency)	Notes
France
Maurel & Prom Assistance Technique	EUR	100%	120,000	-17,463,579	15,804,893	0	17,754,779			1,663,791	-437,653	1
Maurel & Prom West Africa	EUR	100%	80,000	2,299,852	80,000	80,000	95,074,306			N/A	462,778
Saint Aubin Energie	EUR	33%	20,000,000	-1,847,762	7,115,824	7,115,824	22,217,142			N/A	-1,847,761
International
MPAT International (Geneva)	EUR	99.99%	195,270	793,040	194,263	194,263	336,732			6,729,469	394,526
Maurel & Prom Colombia B.V.	US$	50%	61,000	120,359,701	100,951,273	86,250,273	0			N/A	-29,158,658
Panther Eureka Srl (Sicily)	EUR	100%	128,572	109,372	10,056,245	4,210,000	3,953,476			N/A	-506,164
Other items (b)					416,180	230,955	89,532,674

(a)	Including accrued interest;
(b)	Includes all subsidiaries other than those detailed above, held directly by Maurel & Prom SA
1	Fully impaired current account advances

COMPANY FINANCIAL STATEMENTS AT 31 DECEMBER 2014

CASH FLOW STATEMENT

In thousands of euros	31.12.2014	31.12.2013
Income for the period	-140,559	-64,649
Net allocations (reversals) for amortisation, depreciation and provisions	78,033	27,307
Impairment of exploration assets	150	-721
Other calculated income and expenses	1,895	-5,590
Increase in expenses to be allocated	-11,796	4,676
(Gain) loss on disposals	0	61,338
Cash flow	-72,227	22,362
Change in working capital requirements	70,217	1,804

I. CASH FLOW FROM / (USED IN) OPERATIONS	-2,060	24,166

Acquisitions of intangible assets, net of transfers	-36,080	-10,755
Acquisitions of property, plant and equipment	-6,985	-12,166
Acquisitions of financial assets	-7,370	-270
Disposals of intangible assets and property, plant and equipment	8,766	15
Disposals of financial assets	0	5,314
Net decrease (increase) in Group current accounts	-150,491	206,090
Net investments	-192,160	188,228
Impact of discrepancies related to investment activities	0	0

II. CASH FLOW ALLOCATED TO INVESTMENT ACTIVITIES	-192,160	188,228

Change in capital and hedging instruments	381	-1,997
Dividends paid	0	-46,271
Increase (decrease) in financial debt	281,417	-116,472

III. FINANCING FLOWS	281,798	-164,740

IV. CHANGE IN CASH	87,578	47,654

V. CASH AT START OF PERIOD	193,039	120,209

VI. IMPACT OF FLUCTUATIONS IN CURRENCY RATES	-24,577	25,176

VII. NET CASH AT END OF PERIOD	256,040	193,039